Exhibit 11.1

CONSENT OF INDEPENDENT AUDITORS

To the Member of Regal 286 Lenox LLC

We hereby consent to the use in this Offering Statement on Form 1-A of our report dated August 9, 2021, relating to the financial statements of Regal 286 Lenox LLC as of December 31, 2020, and for the period from March 13, 2020 (commencement of operations) to December 31, 2020, which appears in such Offering Statement.

We also consent to the reference to our firm under the heading “Experts” in such Offering Statement.

Tysons, Virginia
September 10, 2021

Baker Tilly US, LLP trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.